UBIQUITI INC. INSIDER TRADING POLICY and Guidelines with Respect to Certain Transactions in Securities Effective as of August 7, 2023 Exhibit 19

-i- Table of Contents Page INTRODUCTION ......................................................................................................................................... 1 Legal prohibitions on insider trading ..................................................................................................... 1 Detection and prosecution of insider trading ......................................................................................... 1 Penalties for violation of insider trading laws and this Policy .............................................................. 1 Questions on Policy ............................................................................................................................... 2 Reporting violations ............................................................................................................................... 2 Personal responsibility ........................................................................................................................... 2 PERSONS AND TRANSACTIONS COVERED BY THIS POLICY ......................................................... 3 Persons covered by this Policy .............................................................................................................. 3 Types of transactions covered by this Policy ......................................................................................... 3 Responsibilities regarding the nonpublic information of other companies ........................................... 3 Applicability of this Policy after your departure ................................................................................... 3 No exceptions based on personal circumstances ................................................................................... 3 MATERIAL NONPUBLIC INFORMATION .............................................................................................. 4 “Material” information .......................................................................................................................... 4 “Nonpublic” information ....................................................................................................................... 5 POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION ................................................... 6 Confidentiality of nonpublic information .............................................................................................. 6 No trading on material nonpublic information ...................................................................................... 6 No disclosing material nonpublic information for the benefit of others ................................................ 7 Obligation to disclose material nonpublic information to the Company ............................................... 7 Responding to outside inquiries for information ................................................................................... 7 TRADING BLACKOUT PERIODS ............................................................................................................. 8 Quarterly blackout periods ..................................................................................................................... 8 Special blackout periods ........................................................................................................................ 8 Regulation BTR blackouts ..................................................................................................................... 8 No “safe harbors” ................................................................................................................................... 9 PRE-CLEARANCE OF TRADES .............................................................................................................. 10 ADDITIONAL RESTRICTIONS AND GUIDANCE ................................................................................ 11 Short sales ............................................................................................................................................ 11 Derivative securities and hedging transactions .................................................................................... 11 Using Company securities as collateral for loans ................................................................................ 11 Holding Company securities in margin accounts ................................................................................ 11 Placing open orders with brokers ......................................................................................................... 12 LIMITED EXCEPTIONS ........................................................................................................................... 13 Transactions pursuant to a trading plan that complies with SEC rules ............................................... 13 Transactions pursuant to an irrevocable power of attorney upon vesting of restricted stock or restricted stock units ...................................................................................................................... 14

-ii- Receipt and vesting of stock options, restricted stock and stock appreciation rights .......................... 14 Exercise of stock options for cash ....................................................................................................... 14 Stock splits, stock dividends and similar transactions ......................................................................... 14 Bona fide gifts and inheritance ............................................................................................................ 14 Change in form of ownership .............................................................................................................. 15 Other exceptions .................................................................................................................................. 15 COMPLIANCE WITH SEC REPORTING OBLIGATIONS .................................................................... 16 Obligations under Section 16 ............................................................................................................... 16 Notification requirements to facilitate Section 16 reporting ................................................................ 16 Rule 144 ............................................................................................................................................... 16 Personal responsibility ......................................................................................................................... 16 ADDITIONAL INFORMATION ............................................................................................................... 17 Delivery of Policy ................................................................................................................................ 17 Amendments ........................................................................................................................................ 17 SCHEDULE I .............................................................................................................................................. 18 Individuals subject to Section 16 reporting and liability provisions ................................................... 18

INTRODUCTION Ubiquiti Inc. (together with its subsidiaries, the “Company”) opposes the unauthorized disclosure of any nonpublic information acquired in the course of your service with the Company and the misuse of material nonpublic information in securities trading. Any such actions will be deemed violations of this Insider Trading Policy (the “Policy”). Legal prohibitions on insider trading The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees and other individuals who possess material nonpublic information from trading on the basis of that information. Transactions will be considered “on the basis of” material nonpublic information if the person engaged in the transaction while aware of the material nonpublic information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction. Disclosing material nonpublic information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material nonpublic information (which is sometimes referred to as “tipping”) is also often illegal. Both the person who provides the information, recommendation or opinion and the person who trades based on it may be liable. These illegal activities are commonly referred to as “insider trading.” State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading. In addition, a company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control. Detection and prosecution of insider trading The U.S. Securities and Exchange Commission (the “SEC”), the Financial Institutions Regulatory Authority (“FINRA”) and the New York Stock Exchange (“NYSE”) use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares have been successfully prosecuted. Penalties for violation of insider trading laws and this Policy Civil and criminal penalties. As of the effective date of this Policy, potential penalties for insider trading violations under U.S. federal securities laws include: • damages in a private lawsuit; • disgorging any profits made or losses avoided; • imprisonment for up to 20 years; • criminal fines of up to $5 million for individuals and $25 million for entities; • civil fines of up to three times the profit gained or loss avoided;

-2- • a bar against serving as an officer or director of a public company; and • an injunction against future violations. Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the disclosing person did not trade or gain any benefit from another person’s trading. Controlling person liability. Controlling persons may be subject to significant civil penalties, criminal penalties, and/or imprisonment. Company disciplinary actions. If the Company has a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action by the Company, up to and including dismissal for cause, regardless of whether or not your failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent or prohibit trades through brokerage accounts provided by the Company in connection with its stock plans to enforce compliance with this Policy. Questions on Policy The Company’s legal department, available by email at legal@ui.com (the “Legal Department”), is generally responsible for the implementation and enforcement of this Policy. Please direct any questions, requests, or reports as to any of the matters discussed in this Policy to the Legal Department. Reporting violations It is your responsibility to help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to the Legal Department by email at legal@ui.com. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible. If you wish to remain anonymous, send a letter addressed to Legal at Ubiquiti Inc., 685 Third Avenue, 27th Floor, New York, New York 10017. Alternatively, you may report any good faith concerns through Ubiquiti’s anonymous reporting helpline, available at ui.ethicspoint.com or via telephone at +1 (844) 983-0440. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue. Personal responsibility The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your legal and financial advisors, as needed. We advise you to seek assistance if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.

-3- PERSONS AND TRANSACTIONS COVERED BY THIS POLICY Persons covered by this Policy This Policy applies to all directors, officers, employees and agents (such as consultants and independent contractors) of the Company. References in this Policy to “you” (as well as general references to directors, officers, employees and agents of the Company) should also be understood to include members of your immediate family, persons with whom you share a household, persons that are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, for example, a trust of which you are a trustee or a venture or other investment fund, if you influence, direct or control transactions by the trust or fund). You are responsible for making sure that these other individuals and entities comply with this Policy. Types of transactions covered by this Policy Except as discussed in the section entitled “Limited Exceptions”, this Policy applies to all transactions involving the securities of the Company or the securities of other companies as to which you possess material nonpublic information obtained in the course of your service with the Company, including, without limitation, distributors, vendors, customers, collaborators, suppliers and competitors. This Policy therefore applies to purchases, sales, pledges, gifts or other contributions, and other transfers of common stock, options, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction. Responsibilities regarding the nonpublic information of other companies This Policy prohibits the unauthorized disclosure or other misuse of any nonpublic information of other companies or their industries, such as information related to the Company’s distributors, vendors, customers, collaborators, suppliers and competitors. This Policy also prohibits insider trading and tipping based on the material nonpublic information of other companies. Applicability of this Policy after your departure Generally, you are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material nonpublic information subject to this Policy. If you are a Section 16 director or officer, please see the section “Pre-Clearance of Trades” below. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period. No exceptions based on personal circumstances There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

-4- MATERIAL NONPUBLIC INFORMATION “Material” information Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material. It is not possible to define all categories of “material” information. However, some examples of information that would often be regarded as material include information with respect to: • Financial results, financial condition, earnings pre-announcements, guidance (or confirmations thereof), projections or forecasts, particularly if inconsistent with the expectations of the investment community; • Restatements of financial results, or material impairments, write-offs or restructurings; • Changes in independent auditors, or notification that the Company may no longer rely on an audit report; • Business plans or budgets; • Creation of significant financial obligations, or any significant default under or acceleration of any financial obligation; • Impending bankruptcy, corporate restructuring, receivership, or financial liquidity problems; • Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners; • Product introductions, modifications, defects or recalls or significant pricing changes or other product announcements of a significant nature; • Significant developments in research and development or relating to intellectual property; • Significant legal or regulatory developments, whether actual or threatened; • Major events involving Company securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting; • Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the company; • Significant changes in executive compensation policy;

-5- • A significant disruption in the Company’s operations, or loss, potential loss, breach or unauthorized access of the Company’s property or assets, including information technology infrastructure and cybersecurity risk and privacy incidents or events; and • Major personnel changes, such as changes in senior management or lay-offs. Information that something is likely to happen or even just that it may happen can be “material”. Courts often resolve close cases in favor of finding the information material. Insiders should keep in mind that the SEC rules and regulations provide that the mere fact that a person is aware of the information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the information. If you have any questions as to whether information should be considered “material”, you should consult with the Legal Department. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material. “Nonpublic” information Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. As a general rule, information should be considered nonpublic until at least two full trading days have elapsed after the information is broadly distributed to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication in compliance with Regulation FD. However, depending upon the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until a later time. The information disseminated must be some form of “official” announcement or disclosure, which, in the case of information about the Company, must be made by the Company. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the rumors, speculation, or statements are accurate. Any questions as to whether information is nonpublic should be directed to the Legal Department. The term “trading day” means a day on which national stock exchanges are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.

-6- POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION Confidentiality of nonpublic information The unauthorized use or disclosure of nonpublic information relating to the Company or other companies is prohibited. All nonpublic information you acquire in the course of your service with the Company may only be used for legitimate Company business purposes. In addition, nonpublic information of others should be handled in accordance with the terms of any relevant nondisclosure agreements, and the use of any such nonpublic information should be limited to the purpose for which it was disclosed. You must use all reasonable efforts to safeguard nonpublic information in the Company’s possession. You may not disclose nonpublic information about the Company or any other company, unless required by law, or unless (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (including entering an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This restriction also applies to internal communications within the Company and to communications with agents of the Company. In cases where disclosing nonpublic information to third parties is required, you should coordinate with the Legal Department. All directors, officers and employees of the Company are required to sign and comply with an At Will Employment Agreement, Non-disclosure Agreement, Invention Assignment Agreement, and Arbitration Agreement or similar agreement. Consultants and independent contractors are required to sign and comply with an Independent Contractor Agreement or similar agreement. Neither this Policy nor any policy of the Company, and notwithstanding any other confidentiality or non-disclosure agreement (whether in writing or otherwise, including without limitation as part of an employment agreement, separation agreement or similar employment or compensation arrangement) applicable to current or former employees, should be deemed to restrict any current or former employee from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that (1) in each case such communications and disclosures are consistent with applicable law and (2) the information subject to such disclosure was not obtained by the current or former employee through a communication that was subject to the attorney-client privilege, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise. Any agreement in conflict with the foregoing is hereby deemed amended by the Company to be consistent with the foregoing. No trading on material nonpublic information Except as discussed in the section entitled “Limited Exceptions”, you may not, directly or indirectly through others (e.g., tipping), engage in any transaction involving Company securities while aware of material nonpublic information relating to the Company. It is not an excuse that you did not “use” the information in your transaction. Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well

-7- as transactions involving Company securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies and is dependent on the facts of each situation. Information that is not material to the Company may be material to another company and vice versa. No disclosing material nonpublic information for the benefit of others You may not disclose material nonpublic information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information. In addition, you may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. You may not comment on stock price movements or rumors of other corporate developments (including discussions in Internet message boards or on social media platforms) that are of possible significance to the investing public unless it is part of your job (such as Investor Relations) or you have been specifically authorized in accordance with Company policy. If you comment on corporate developments, stock price movements or rumors or disclose material nonpublic information to a third party you must contact the Legal Department immediately. Obligation to disclose material nonpublic information to the Company You may not enter into any transaction, including those discussed in the section entitled “Limited Exceptions”, unless you have disclosed any material nonpublic information that you become aware of in the course of your service with the Company, and that senior management is not aware of, to the Legal Department. Responding to outside inquiries for information In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, for information, you should refer the inquiry to the Legal Department. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information to certain market participants, it must provide broad, non-exclusionary access to the information. Violations of this regulation can subject the Company and the disclosing employee to SEC enforcement actions, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law.

-8- TRADING BLACKOUT PERIODS To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy. Quarterly blackout periods Except as discussed in the section entitled “Limited Exceptions”, all directors, officers, executive officers, employees and agents must refrain from conducting transactions involving Company securities during quarterly blackout periods. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure and the appearance of improper conduct. For the avoidance of doubt, all Company securities held in a Company administered brokerage account (regardless of whether such securities are owned by a current or former employee of the Company) will be subject to quarterly blackout periods. Quarterly blackout periods begin at the end of the 15th day of the third month of each fiscal quarter (or the trading day immediately preceding the 15th day if it is not a trading day) and end at the start of the third full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving Company securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter. Special blackout periods From time to time, the Company may also prohibit directors, officers, employees and agents from engaging in transactions involving Company securities when, in the judgment of the Legal Department, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason. The Company will notify those persons subject a special blackout period. Each person who has been so identified and notified by the Company may not engage in any transaction involving Company securities until instructed otherwise by the Legal Department or its designee, and should not disclose to others the fact of such suspension of trading. Regulation BTR blackouts Directors and Executive Officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction under U.S. federal securities laws (“Regulation BTR”, with Directors and Executive Officers having the definitions set forth therein). In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of

-9- the director or executive officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company has provided, or will provide, separate memoranda and other appropriate materials to its directors and executive officers regarding compliance with Regulation BTR. The Company will notify directors and executive officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy. No “safe harbors” There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving Company securities because you possess (or are presumed to possess) material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

-10- PRE-CLEARANCE OF TRADES The Company’s directors and officers, as defined by Rule 16a-1(f) under Section 16 of the Securities Exchange Act of 1934 (“Section 16”) and listed on Schedule I, must refrain from engaging in any transaction involving Company securities without first obtaining pre-clearance of the transaction from the Legal Department, even during an open trading window. Each of the Section 16 directors and officers is expected to comply with the pre-clearance obligation until 6 months after such director or officer is no longer affiliated with the Company. From time to time, the Company will also notify other persons that they are subject to the pre-clearance requirements. These procedures also apply to transactions by members of these individuals’ immediate family, persons with whom they share a household, persons that are their economic dependents and any other individuals or entities whose transactions in securities they influence, direct or control. In addition, the Company’s Section 16 directors and officers may only engage in a transaction involving Company securities if they do so either (1) pursuant to a pre-approved periodic trading plan that is designed in accordance with Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”) and approved by Ubiquiti’s Legal Department (as described in the “Limited Exceptions” Section herein) or (2) within five days after the end of a regular quarterly blackout period and with pre-clearance of the Legal Department. These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material nonpublic information. In addition, requiring pre-clearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act of 1933 (“Rule 144”), the liability and reporting provisions of Section 16 and Regulation BTR. Pre-clearance of a trade, however, is not required for purchases and sales of securities under a pre-approved Rule 10b5-1 trading plan. Any termination or modification of a pre- approved 10b5-1 trading plan, or similar trading arrangement, requires pre-approval from the Legal Department. Such termination or modification must occur before you become aware of any material nonpublic information and must comply with the requirements of the rules regarding such trading plans. Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy. The Legal Department is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction.

-11- ADDITIONAL RESTRICTIONS AND GUIDANCE This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as preclearance procedures and blackout periods, to the extent applicable. If you are a director, officer, employee or, agent or other person subject to this Policy, regardless of whether you are subject to trading windows or pre-clearance: Short sales Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities are prohibited. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects, and an expectation that the value of Company securities will decline. In addition, short sales are effectively a bet against the Company’s success and may reduce the seller’s incentive to improve the Company’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading. Derivative securities and hedging transactions You are prohibited from engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) with respect to Company securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. Stock options, stock appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are not subject to this prohibition. Using Company securities as collateral for loans You may pledge Company securities as collateral for loans only with prior approval of the Board of Directors or an independent committee of the Board of Directors. Decisions will be based on the facts and circumstances of the request including but not limited to: (1) the percentage of the Company securities held by the individual that is currently pledged, (2) any compelling needs of the individual justifying the pledge and (3) the magnitude of aggregate pledged shares in terms of total common shares outstanding, market value, or trading volume. The initiation of new pledging transactions is not permitted during a blackout period. Holding Company securities in margin accounts You may not hold Company securities in margin accounts. Under typical margin arrangements, if you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or are otherwise not permitted to trade, may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. For these same reasons, even if you are not prohibited from holding Company securities in margin accounts, you should exercise caution when doing so.

-12- Placing open orders with brokers Except in accordance with an approved trading plan under Rule 10b5-1, as discussed below, you should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom you place any open order at the time it is placed.

-13- LIMITED EXCEPTIONS The following are certain limited exceptions to the trading restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you need to comply with Section 16 and Rule 144, to the extent applicable. You are responsible for complying with applicable law at all times. In addition, the following limited exceptions are not exceptions for individuals subject to the pre-clearance requirements. Transactions pursuant to a trading plan that complies with SEC rules The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material nonpublic information. The contract, instructions or plan must (i) specify the amount, price and date of the transaction, (ii) specify an objective method for determining the amount, price and date of the transaction and/or (iii) place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, aware of material nonpublic information. Consistent with requirements imposed by the SEC, the Company requires that any such trading plan (and any amendments or terminations thereof) comply with the applicable cooling off period requirements and other restrictions and limitations set forth in Rule 10b5-1. Transactions made pursuant to a written trading plan that (i) complies with the affirmative defense set forth in Rule 10b5-1 and (ii) is approved in advance by the Legal Department, are not subject to the restrictions in this Policy against trades made while aware of material nonpublic information or to the pre- clearance procedures or blackout periods established under this Policy. In approving a trading plan, the Legal Department may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1. You should therefore confer with the Legal Department prior to entering into any trading plan. Amendments to a trading plan must be approved in advance by the Legal Department. An amendment cannot be made during a quarterly blackout period or at a time when the individual possesses material nonpublic information. The SEC rules regarding trading plans are complex and must be complied with completely to be effective. The description provided above is only a summary, and the Company strongly advises that you consult with your legal advisor if you intend to adopt a trading plan. While trading plans are subject to review and approval by the Company, the individual adopting the trading plan is ultimately responsible for compliance with Rule 10b5-1 and ensuring that the trading plan complies with this Policy. Trading plans must be filed with the Legal Department and must be accompanied with an executed certificate stating that the trading plan complies with Rule 10b5-1 and any other criteria established by the Company. For directors and Section 16 officers, the Company must publicly disclose information regarding trading plans that you may enter.

-14- Transactions pursuant to an irrevocable power of attorney upon vesting of restricted stock or restricted stock units The trading restrictions under this Policy do not apply to transactions made by a third party on your behalf pursuant to an irrevocable power of attorney executed during an open trading window at a time you were not in possession of material nonpublic information if: • on or after the time you receive a restricted stock or restricted stock unit grant you execute an irrevocable power of attorney that cannot be terminated by you; • the sales undertaken are solely for the purpose of funding withholding tax obligations that arise as restricted stock or restricted stock units granted by the Company to you vest; • the sales occur without your prior consent (other than as set forth in the irrevocable power of attorney) at market prices in a brokers’ transaction; • the proceeds of the sales are remitted to the Company or the applicable tax authority directly; and • the sales occur within 30 days of the vesting of the restricted stock or restricted stock units. Receipt and vesting of stock options, restricted stock and stock appreciation rights The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock or stock appreciation rights issued or offered by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock or stock appreciation rights in accordance with applicable plans and agreements. Exercise of stock options for cash The trading restrictions under this Policy do not apply to the exercise of stock options for cash under the Company’s stock option plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a stock-for-stock exercise with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option, (ii) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. Stock splits, stock dividends and similar transactions The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions. Inheritance The trading restrictions under this Policy do not apply to transfers of Company securities by will or the laws of descent and distribution.

-15- Change in form of ownership Transactions that involve merely a change in the form in which you own securities are permissible. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime. Other exceptions Any other exception from this Policy must be approved by the Legal Department, in consultation with the Board of Directors or an independent committee of the Board of Directors.

-16- COMPLIANCE WITH SEC REPORTING OBLIGATIONS Obligations under Section 16 Section 16, and the related rules and regulations, set forth (i) reporting obligations, (ii) limitations on “short-swing” transactions and (iii) limitations on short sales and other transactions applicable to directors, officers, large shareholders and certain other persons. The Company has determined that those persons holding the titles listed on Schedule I are required to comply with Section 16 because of their positions with the Company. The Legal Department may amend Schedule I from time to time as appropriate to reflect the election of new officers or directors, any change in the responsibilities of officers or other employees and any promotions, demotions, resignations or departures. Schedule I is not necessarily an exhaustive list of persons subject to Section 16 requirements at any given time. Even if you are not listed on Schedule I, you may be subject to Section 16 reporting obligations because of your shareholdings, for example. Notification requirements to facilitate Section 16 reporting Generally, Section 16 reports must be filed with the SEC within two business days following the execution of a transaction in Company securities. To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving Company securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution. Rule 144 Pursuant to Rule 144, if the amount of Company securities to be sold by officers and directors during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, such officer or director must notify the Securities and Exchange Commission of such sale by electronically filing a Form 144 via EDGAR concurrently with either placing a sell order with a broker or executing the sale directly with a market maker. Generally, a broker will make these electronic filings. Personal responsibility The obligation to file Section 16 and Form 144 reports, and to otherwise comply with Section 16 or Rule 144, is personal. The Company is not responsible for the failure to comply with Section 16 or Rule 144 requirements.

-17- ADDITIONAL INFORMATION Delivery of Policy This Policy will be delivered to all directors, officers, employees and agents of the Company when they commence service with the Company. It is available on our website and may be amended from time to time. Each director, officer, employee and contractor of the Company is required to acknowledge that he or she understands, and agrees to comply with, this Policy. Amendments We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Legal Department and is also available on the Company website at: https://ir.ui.com/sites/default/files/ubiquiti-insider-trading-policy.pdf . Nothing in this Insider Trading Policy creates or implies an employment contract or term of employment. Employment at the Company is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time by the employee or the Company. Nothing in this Insider Trading Policy shall limit the right to terminate employment at-will. No employee of the Company has any authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to the Company’s policy of employment at-will. Only the Chief Executive Officer of the Company has the authority to make any such agreement, which must be in writing. The policies in this Insider Trading Policy do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including dismissal for cause, regardless of whether or not your failure to comply with this Policy results in a violation of law.

-18- SCHEDULE I Individuals subject to Section 16 reporting and liability provisions 1. Directors 2. President, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy- making function, or any other person who performs similar policy-making functions for the Company.